Exhibit 99.3

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of August 6, 2021 by and between BRH Holdings GP, Ltd., a Cayman Islands exempted company (“BRH”), and the undersigned (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement Among Principals, dated as of July 13, 2007, by and among BRH Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”), AP Professional Holdings, L.P. (“APP”), a Cayman Islands exempted limited partnership (“Intermediate Holdings”), Leon Black (“LB”), Marc Rowan (“MR”), Joshua Harris (“JH” and, together with LB and MR, the “Principals”), Black Family Partners, L.P. and MJR Foundation LLC, (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement Among Principals”).

WHEREAS,

(1)

Reference is made to that certain Governance Term Sheet, dated as of March 8, 2021 (the “Governance Term Sheet”), by and among each of the Principals and Apollo Global Management, Inc., a Delaware corporation (“AGM”);

(2)	References herein to BRH shall be references to BRH in its own capacity and as general partner of Holdings, as the context requires.

(3)

Reference is made to that certain Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among AGM, Athene Holding Ltd., a Bermuda exempted company (“AHL”), Tango Holdings, Inc., a Delaware corporation (“Tango Holdings”), Blue Merger Sub, Ltd., a Bermuda exempted company (“AHL Merger Sub”), and Green Merger Sub, Inc., a Delaware corporation (“AGM Merger Sub”), providing for, among other things, (i) the merger of AGM Merger Sub with and into AGM (the “AGM Merger”) and (ii) the merger of AHL Merger Sub with and into AHL;

(4)

(i) Upon the written election of a Principal (and in accordance with the Exchange Agreement) BRH will cause APP to effect a distribution to Holdings of such aggregate number of AOG Units (as defined in Third Amended and Restated Exempted Limited Partnership Agreement of APP, dated as of July 29, 2020, by and among BRH, as the sole general partner, and the limited partners thereto (the “APP LPA”)) in which such Principal beneficially owns a Pecuniary Interest (as defined in the APP LPA) (the “Holdings Distribution”) and (ii) Holdings will subsequently effect one or more distributions to each Principal, or its affiliates or other members of its Group who are limited partners of Holdings (or their designees) of such number of received AOG Units in which such Principal (or affiliate of such Group member) beneficially owns a Pecuniary Interest (the “Principal Distributions”), in the case of each of the foregoing clauses (i) and (ii), conditioned upon a Principal having previously entered into this Agreement, a Similar Voting Agreement or otherwise effecting arrangements mutually agreed between BRH and the applicable Principal for the AOG Units underlying its (and its affiliates and Group Members’) respective distribution to be bound by similar voting obligations (any of the foregoing, or the Voting Arrangement (as defined in the Waiver and Agreement, entered into on or about the date hereof, between AGM and the parties thereto), “Similar Voting Arrangements”);

(5)

BRH intends to cause APP to effect one or more distributions to each Limited Partner (or other members of its Group) other than Holdings (the “Contributing Partners”) of such number of AOG Units in which such Contributing Partner beneficially owns a Pecuniary Interest (the “Contributing Partner Distributions”), in each case conditioned upon such Contributing Partner entering into this Agreement, a Similar Voting Agreement or effecting Similar Voting Arrangements;

(6)

In connection with the Principal Distributions and the Contributing Partner Distributions, BRH intends to distribute or otherwise transfer the shares of AGM Preferred Stock attributable to such AOG Units pro rata to the respective recipients of such distributions to the extent any shares of such AGM Preferred Stock and AOG Units have not already been converted, exchanged, reclassified or otherwise reconstituted into shares of AGM Class A common stock.

(7)	BRH acknowledges that:

a)

it will not make, or cause to be made, the Principal Distributions or the Contributing Partner Distributions in respect of any Principal or Contributing Partner who does not enter into this Agreement, a Similar Voting Agreement or effect a Similar Voting Arrangement; and

b)

(i) any AOG Units held by APP (or securities into which such they are converted, reclassified or exchanged) and not distributed in the Principal Distributions or the Contributing Partners Distributions due to the failure of the condition described in the foregoing clause (a) will be distributed or otherwise transferred to BRH and (ii) any shares of AGM Preferred Stock attributable to such AOG Units will remain at BRH, in the case of each of the foregoing clauses (i) and (ii), to be held as nominee for the Principal or Contributing Partner who beneficially owns the Pecuniary Interest in such AOG Units (where BRH will hold legal title to the AOG Units as custodian on behalf of such Principal or Contributing Partner) and governed solely with respect to election of directors in accordance with the Agreement Among Principals (as in effect as of the date of the Waiver and Agreement), or the Governance Term Sheet, as applicable; and

c)

JH shall be permitted to form the MJH Entities and implement any Distribution (each as defined in the Waiver and Agreement, entered into on or about the date hereof, between AGM and the parties thereto), and BRH hereby agrees to use commercially reasonable efforts to assist JH with the formation of the MJH Entities and the implementation of any Distribution, including to enable such entities to hold AOG units (or securities into which either of the foregoing are converted or exchanged); provided, that in the event that the governing documents of any of the MJH Entities are not in all material respects consistent with the Voting Arrangement (as defined in the Waiver and Agreement, entered into on or about the date hereof, between AGM and the parties thereto) reflected in the Limited Liability Company Agreement of MJH Partners II LLC as in effect as of the date of the Waiver and Agreement, such governing documents of such MJH Entities shall be subject to the prior written approval (email being sufficient) of AGM (such approval not to be unreasonably withheld, conditioned or delayed).

(8)	As of the date hereof, the number of Restricted Securities beneficially owned by each Investor is set forth opposite the Investor’s name on Schedule I hereto.

NOW, THEREFORE, for valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I EXERCISE OF VOTING RIGHTS

1.1

The Investor shall cause to be present and shall vote (or cause to be voted) at any annual or special meeting of stockholders of AGM (or, following the closing of the AGM Merger, Tango Holdings), or, to the extent any action by written consent is then permitted, shall duly execute and timely deliver (or cause to be executed and delivered) any applicable written consent of the stockholders of AGM (or, following the closing of the AGM Merger, Tango Holdings) in lieu thereof with respect to, all Voting Securities held by the Investor and its Group, (i) in favor of electing any nominee to the board of directors of AGM (or, following the closing of the AGM Merger, Tango Holdings) who is approved in accordance with BRH’s governing documents as in effect as of the date of the Waiver and Agreement (including, for the avoidance of doubt, and notwithstanding the Holdings Distribution, the Principal Distributions or any other distribution of AGM securities to the Principals or members of their Groups, the provisions of the Agreement Among Principals (as in effect as of the date of the Waiver and Agreement), or the Governance Term Sheet, as applicable, setting forth the approvals required in connection with the designation of directors to the board of directors of AGM) and (ii) against the election of any nominee who is not so approved.

1.2

Nothing contained in this Agreement or in a Similar Voting Agreement, a Similar Voting Arrangement or the Waiver and Agreement, and no action taken by any party hereto or thereto or any affiliates of any of the foregoing pursuant hereto or thereto, shall constitute such Persons as a partnership, an association, a joint venture or any other kind of entity (including a partnership for U.S. federal income tax purposes).

ARTICLE II TERMINATION

2.1

This Agreement shall terminate (i) with respect to any Voting Securities, upon any transfer of such Voting Securities to Persons outside the Investor’s Group and (ii) with respect to all Voting Securities held by the Investor and its Group, at such time that the Investor and its Group cease to beneficially own at least 70% of the Voting Securities that the Investor and its Group beneficially own as of immediately following the earlier of (A) the closing of the AGM Merger or (B) the valid termination of the Merger Agreement, in the case of each of the foregoing clauses (A) and (B), in accordance with the terms of the Merger Agreement.

ARTICLE III MISCELLANEOUS

3.1

Amendment. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of each of the parties (or their successors). The parties hereto agree that, following the date of this Agreement, BRH will not consent to any amendment to, or waiver of a term, provision or condition under this Agreement unless it has conditionally offered to make an analogous amendment or waiver with respect to each of the Similar Voting Agreements and Similar Voting Arrangements entered into by the other Principals or Contributing Partners or waive the analogous term, provision or condition thereof.

3.2

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3.2 shall be null and void ab initio.

3.3

Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

3.4

Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the schedules attached hereto, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except as expressly provided herein, is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder. The parties will implement the terms of this Agreement consistent with the terms of that certain Governance Term Sheet, dated as of March 8, 2021, by and among the Principals and AGM (the “Governance Term Sheet”), including with respect to board composition and the intended proportion of independent directors described therein. None of the terms in this Agreement supersedes or amends the terms of the Exchange Agreement, the Governance Term Sheet or the Agreement Among Principals, each of which remain in full force and effect in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, each of the Principals other than the Investor shall be an express third party beneficiary of BRH’s and the Investor’s agreements and obligations under this Agreement and shall be entitled to enforce such agreements and obligations as if it were a named party to this Agreement.

3.5	Governing Law; Jurisdiction.

a.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

b.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, or, solely in the event such court declines to accept or does not have jurisdiction over such actions or proceedings, the federal district court sitting in Wilmington, Delaware or the superior court in the City of Wilmington, New Castle County, Delaware (the “Chosen Courts”) and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 3.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any other party other than the parties to this Agreement. Each party to this Agreement agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 3.8 of this Agreement. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

3.6

Specific Enforcement; Exclusive Remedy. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties and any third party beneficiaries expressly identified herein shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties would have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party hereto and any third party beneficiaries expressly identified herein seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.6 shall not be required to provide any bond or other security in connection with any such order or injunction.

3.7

WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.7.

3.8

Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered (i) in person or by nationally recognized overnight courier or (ii) via electronic mail, in each case, addressed to such party at the address set forth on Schedule II hereto (or at such other address for a party as shall be specified in a notice given to each of the other parties hereto in accordance with this section 3.8).

3.9

Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.10

No Ownership Interests. To the fullest extent permitted by applicable law, nothing contained in this Agreement shall be deemed to vest in any Person any direct or indirect ownership or incidence of ownership of or with respect to any Restricted Securities. All rights, ownership and economic benefits of and relating to the Restricted Securities shall remain vested in and belong to the applicable party. To the fullest extent permitted by applicable law, nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

3.11

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise explicitly set forth in this Agreement.

3.12	Definitions.

a.

As used in this Agreement, “AGM Preferred Stock” means the shares of preferred stock into which the share of AGM Class B common stock will be reclassified, equal in number and votes to the number of AOG units outstanding as of such reclassification.

b.

As used in this Agreement, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

c.

As used in this Agreement, “Group” means, with respect to an Investor, such Investor or (i) such Investor’s spouse, (ii) a lineal descendant of such Investor’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a charitable institution solely controlled by such Investor and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Investor and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Investor and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order, or (vii) a legal or personal representative of such Investor in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

d.	As used in this Agreement, “Limited Partners” shall have the meaning ascribed to such term in the APP LPA.

e.	As used in this Agreement, with respect to an Investor, “Restricted Securities” means the Voting Securities and AOG Units beneficially owned by such Investor.

f.	As used in this Agreement, “Similar Voting Agreement” means a voting agreement that is substantively identical to this Agreement.

g.

As used in this Agreement, with respect to an Investor, “Voting Securities” means all (i) shares of AGM Class A common stock (including any shares of Tango Holdings issued upon the conversion of any such shares in connection with the AGM Merger) and (ii) shares of AGM Class B common stock (including any shares of AGM Preferred Stock into which the AGM Class B common stock may be reclassified or converted and any shares of Tango Holdings issued upon the conversion of any AOG Units and any shares of AGM Class B common stock or AGM Preferred Stock in connection with the AGM Merger), in each case, that the Investor beneficially owns or with respect to which the Investor has the power (by agreement, proxy or otherwise) to cause to be voted at any annual or special meeting of stockholders of AGM (or, following the closing of the AGM Merger, Tango Holdings) or, to the extent action by written consent in then permitted, to provide any written consent of the stockholders of AGM (or, following the closing of the AGM Merger, Tango Holdings) in lieu thereof (the Investor’s “Voting Securities”; the Voting Securities and AOG Units beneficially owned by the Investor shall be referred to as the Investor’s “Restricted Securities”).

3.13	Interpretation.

a.

When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

b.

The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

c.	Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by applicable law, recitals of this Agreement shall be operative.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BRH HOLDINGS GP, LTD.

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

[Signature Page to Voting Agreement]

/s/ Marc Rowan
Marc Rowan

[Signature Page to Voting Agreement]